Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Record Second Quarter 2025 Results

–Revenue Growth of 18% and Adjusted EBITDA Expansion of 42%, Excluding Divestiture, Highlights Success of Portfolio Transformation
–Record Adjusted EBITDA Margin of 20.9%, up 360 Basis Points
–Key Strategic Growth Businesses Performing Well with 15% Cash Unit Profitability Growth in Aggregates and Record Backlog in Utility Structures

DALLAS, Texas - ARCOSA, Inc. - August 7, 2025:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2025.

Second Quarter 2025 Highlights

	Three Months Ended June 30,
	2025	2024	% Change

	($ in millions, except per share amounts)
Revenues	$736.9	$664.7	11%
Revenues, excluding the impact of divested business(1)	$736.9	$626.6	18%
Net income	$59.7	$45.6	31%
Adjusted Net Income(2)	$62.2	$44.7	39%
Diluted EPS	$1.22	$0.93	31%
Adjusted Diluted EPS(2)	$1.27	$0.91	40%
Adjusted EBITDA(2)	$154.2	$112.7	37%
Adjusted EBITDA Margin(2)	20.9%	17.0%	390 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$154.2	$108.3	42%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	20.9%	17.3%	360 bps
Net cash provided by operating activities	$61.2	$38.3	60%
Free Cash Flow(2)	$39.2	$(6.1)	N.M.
bps - basis points
N.M. - not meaningful
(1) Excludes the impact of the divested steel components business. Financial results for the steel components business were included in the Transportation Products segment as part of continuing operations to the date of sale, August 16, 2024.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

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Antonio Carrillo, President and Chief Executive Officer, commented, “This was a record quarter for Arcosa in many respects and highlights the impact of recent strategic actions we have taken to enhance our growth businesses, reduce our cyclicality, and expand margin. In recognition of our portfolio shift, we have expanded our disclosures around our key growth businesses, construction materials and utility structures.
“One year ago, we announced our plan to acquire Stavola, an aggregates-led construction materials company. This quarter we clearly see the accretive impact of the acquisition, which increased Arcosa's consolidated revenues by 14% and consolidated Adjusted EBITDA margin by 250 basis points. Stavola has accelerated the growth of our construction materials platform, contributing to the 13% increase in gross profit for our aggregates business and 15% improvement in Aggregates Adjusted Cash Gross Profit per Ton.

“Engineered Structures also delivered strong results, achieving record top-line and Adjusted Segment EBITDA margin driven by strong execution in utility structures and higher wind tower volumes. The U.S. grid is facing an extended period of load growth, requiring significant additions to power generation capacity, all of which needs to be connected to the grid. These tailwinds are creating strong underlying demand reflected in record second quarter backlog for our utility structures business.

“Our barge business is performing in line with expectations and order activity is healthy. Including orders placed after quarter-end, we have solidified our 2025 production plans, and our backlog for both hopper and tank barges now extends into 2026.”

Carrillo concluded, "We generated $61 million of operating cash flow during the quarter and ended with Net Debt to Adjusted EBITDA of 2.8 times, both a sequential improvement from the first quarter. We continue to prioritize deleveraging following the Stavola acquisition and are on track to reach our target leverage range of 2.0-2.5 times within the next three quarters, consistent with our stated goal.”

2025 Outlook and Guidance

The Company is tightening the range for its full year 2025 guidance, resulting in no change to the mid-point of the range for consolidated revenue and Adjusted EBITDA:
•Consolidated revenues range of $2.85 billion to $2.95 billion, compared to its previous guidance range of $2.8 billion to $3.0 billion.
•Consolidated Adjusted EBITDA range of $555 million to $585 million, compared to its previous guidance range of $545 million to $595 million.
•Guidance range includes the direct impact of tariffs, as currently outlined, which is expected to be immaterial.
“Arcosa remains on track for strong growth in 2025. Our U.S.-focused operations are well-aligned with long-term infrastructure and power market tailwinds. Given healthy overall demand in our growth businesses along with solid backlog visibility in our cyclical businesses, we are tightening our guidance range while maintaining the mid-point, to reflect increased confidence in our overall outlook,” concluded Mr. Carrillo.

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Second Quarter 2025 Results and Commentary

All comparisons are versus the prior year quarter unless noted otherwise.

Construction Products
•Revenues increased 28% to a record $354.5 million driven by the contribution from the construction materials business of Stavola Holding Corporation and its affiliated entities (collectively “Stavola”), acquired in October 2024, which added $90.3 million to revenues during the quarter.
•Organic revenues declined 4% as higher pricing was offset by lower volumes, which were impacted by wet weather throughout the quarter, a decrease in freight revenue, and a reduction in revenue from several small divestitures completed in the prior period.
•Adjusted Segment EBITDA increased 44% to a record $100.4 million and Adjusted Segment EBITDA Margin increased 310 basis points to 28.3% from 25.2% in the prior period. Freight-Adjusted Segment EBITDA Margin was 31.0% compared to 28.0% in the prior period.
•Stavola contributed $35.2 million to Adjusted Segment EBITDA during the quarter and increased Adjusted Segment EBITDA Margin by 360 basis points.
•On an organic basis, Adjusted Segment EBITDA decreased 6% and Adjusted Segment EBITDA Margin decreased slightly primarily due to the decline in revenues and lower cost absorption from reduced volumes.
•Within aggregates, total volumes increased 6% and Aggregates Freight-Adjusted Average Sales Price increased 8%, resulting in Aggregates Adjusted Cash Gross Profit per Ton growth of 15%.
•Depreciation, depletion, and amortization expense increased $12.4 million, or 42%, primarily due to the acquisition of Stavola.

Engineered Structures
•Revenues increased 7% to $293.0 million primarily due to higher volumes from the fully ramped New Mexico wind towers facility. Revenues for utility and related structures decreased 2% as higher volumes and improved product mix were offset by the impact of lower steel prices.
•Adjusted Segment EBITDA increased 31% to $54.8 million due to significant organic growth across our businesses. Margin expanded 350 basis points to a record 18.7% due to improved product mix and operating efficiencies in our utility and related structures business and higher wind tower volumes.
•The ongoing focus on grid hardening and reliability efforts and increased demand for electricity continue to drive strong order activity for our utility structures business. We ended the second quarter with a record backlog for utility and related structures of $450.0 million, up 9% from the start of the year.
•The backlog for our wind towers business at the end of the second quarter was $598.6 million, down 23% from the start of the year. We expect to deliver 30% of our current backlog during 2025 and the remainder through 2028. Following the passage of the budget reconciliation bill in July, order inquiry activity has increased as policy uncertainty has improved.

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Transportation Products
•Prior period results included revenues and Adjusted EBITDA of $38.1 million and $4.4 million, respectively, for the steel components business, which was divested in August 2024.
•Revenues for our barge business increased 18% primarily due to higher tank barge deliveries, partially offset by lower hopper barge deliveries.
•Excluding the impact of the divested steel components business, Adjusted Segment EBITDA increased 10%, to $13.5 million, driven by higher tank barge deliveries.
•Adjusted Segment EBITDA Margin, excluding the divested steel components business, was 15.1% down from 16.2% in the prior period, in-line with expectations.
•During the quarter, we received barge orders totaling approximately $33 million primarily for hopper barges for 2025 delivery. For the first half of the year, the barge business recorded a book-to-bill of 1.0.
•Our barge backlog at the end of the quarter was $277.0 million, roughly flat with the start of the year. We expect to deliver approximately 57% of our current backlog during 2025.
•Third quarter order volume has increased, and we have currently received $122 million in additional orders. Backlog visibility has improved for hopper barges, now extending into 2026, and our line of sight for tank barges extends deep into the fourth quarter of next year.

Corporate and Other Financial Notes
•Excluding acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA, corporate expenses decreased to $14.9 million from $16.0 million in the prior period.
•Acquisition and divestiture-related costs were $0.5 million in the second quarter compared to $3.9 million in the prior period.
•Interest expense totaled $28.5 million, an increase of $17.1 million from the prior period driven by the additional debt incurred to finance the Stavola acquisition.
•The effective tax rate for the second quarter was 14.5% compared to 14.3% in the prior period.

Cash Flow and Liquidity
•Operating cash flow was $61.2 million during the second quarter, an increase of $22.9 million compared to the prior period, primarily due to higher earnings, partially offset by increased working capital.
•Working capital was a $75.6 million net use of cash for the quarter compared to the prior period's $49.3 million net use of cash. The increase in cash required for working capital was primarily due to higher receivables and inventories in-line with the increase to revenues.
•Capital expenditures in the second quarter were $27.8 million, compared to $47.6 million in the prior period.
•Free Cash Flow for the quarter was $39.2 million, up from $(6.1) million in the prior period.
•Net Debt to Adjusted EBITDA was 2.8x for the trailing twelve months, down slightly from 2.9x at the end of the first quarter, as we continue to make progress reducing our leverage following the Stavola acquisition.
•We ended the quarter with total liquidity of $889.7 million, including $189.7 million of cash and cash equivalents and full availability under our $700 million revolving credit facility.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on August 8, 2025 to discuss second quarter 2025 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-723-6494 for domestic callers and 785-424-1619 for international callers. The conference ID is ARCOSA and the passcode is 10156. An audio playback will be available through 11:59 p.m. Eastern Time on August 22, 2025, by dialing 800-839-9324 for domestic callers and 402-220-6086 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” “goal,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the failure to successfully complete or integrate acquisitions, including Ameron and Stavola, or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the impact of Arcosa's level of indebtedness; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; impacts from the Inflation Reduction Act and One Big Beautiful Bill Act; the delivery or satisfaction of any backlog or firm orders; the impact of pandemics on Arcosa’s business; the impact of tariffs; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Risk Factors” and the “Forward-Looking Statements” section of “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Arcosa's Form 10-K for the year ended December 31, 2024 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Erin Drabek	David Gold
VP of Investor Relations	ADVISIRY Partners

T 972.942.6500	T 212.661.2220
InvestorResources@arcosa.com	David.Gold@advisiry.com
MEDIA CONTACT

Media@arcosa.com
TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$736.9	$664.7	$1,368.9	$1,263.3
Cost of revenues	570.8	526.7	1,077.4	1,013.7
Gross profit	166.1	138.0	291.5	249.6
Selling, general, and administrative expenses	73.0	79.5	146.7	148.6
Gain on disposition of property, plant, equipment, and other assets	(4.5)	(2.0)	(8.3)	(5.9)
(Gain) loss on sale of businesses	2.8	(12.5)	2.5	(19.5)
Impairment charge	—	5.8	—	5.8
Operating profit	94.8	67.2	150.6	120.6

Interest expense	28.5	11.4	56.8	19.7
Interest income	(1.3)	(0.7)	(3.1)	(2.4)
Other, net (income) expense	(2.2)	3.3	(2.1)	2.8
	25.0	14.0	51.6	20.1
Income before income taxes	69.8	53.2	99.0	100.5
Provision for income taxes	10.1	7.6	15.7	15.7
Net income	$59.7	$45.6	$83.3	$84.8

Net income per common share:
Basic	$1.22	$0.93	$1.70	$1.74
Diluted	$1.22	$0.93	$1.70	$1.74
Weighted average number of shares outstanding:
Basic	48.9	48.6	48.8	48.5
Diluted	49.0	48.7	48.9	48.7

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2025	2024	2025	2024
Aggregates	$194.0	$169.7	$359.3	$328.6
Specialty materials and asphalt	133.3	66.0	206.5	129.2
Aggregates intrasegment sales	(10.3)	(0.2)	(14.4)	(0.6)
Total Construction Materials	317.0	235.5	551.4	457.2
Construction site support	37.5	40.6	65.9	70.1
Construction Products	354.5	276.1	617.3	527.3

Utility and related structures	205.2	209.4	401.0	386.7
Wind towers	87.8	65.4	176.8	119.7
Engineered Structures	293.0	274.8	577.8	506.4

Inland barges	89.4	75.7	173.8	155.4
Steel components(1)	—	38.1	—	74.2
Transportation Products	89.4	113.8	173.8	229.6

Segment Totals before Eliminations	736.9	664.7	1,368.9	1,263.3
Eliminations	—	—	—	—
Consolidated Total	$736.9	$664.7	$1,368.9	$1,263.3

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2025	2024	2025	2024
Construction Products	$58.6	$39.4	$76.9	$68.2
Engineered Structures	42.8	35.1	81.8	61.4
Transportation Products(1)	8.8	12.6	22.7	27.2
Segment Total	110.2	87.1	181.4	156.8
Corporate	(15.4)	(19.9)	(30.8)	(36.2)
Consolidated Total	$94.8	$67.2	$150.6	$120.6

Backlog:	June 30, 2025	December 31, 2024	June 30, 2024
Engineered Structures:
Utility and related structures	$450.0	$414.0	$424.6
Wind towers	$598.6	$776.8	$914.1
Transportation Products:
Inland barges	$277.0	$280.1	$251.5

(1) On August 16, 2024, the Company completed the divestiture of the steel components business. See Reconciliation of Adjusted EBITDA for Steel Components table for the contribution of the steel components business to operating profit, included above, for the three and six months ended June 30, 2024.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$189.7	$187.3
Receivables, net of allowance	477.0	350.2
Inventories	406.8	359.9
Other	43.2	56.6
Total current assets	1,116.7	954.0

Property, plant, and equipment, net	2,100.9	2,129.4
Goodwill	1,343.4	1,361.2
Intangibles, net	324.2	338.3
Deferred income taxes	2.6	2.8
Other assets	123.8	129.8
	$5,011.6	$4,915.5
Current liabilities:
Accounts payable	$297.5	$237.3
Accrued liabilities	161.4	166.4
Advance billings	58.4	100.2
Current portion of long-term debt	10.2	12.1
Total current liabilities	527.5	516.0

Debt	1,673.3	1,676.8
Deferred income taxes	212.5	200.6
Other liabilities	90.0	93.9
	2,503.3	2,487.3
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,697.4	1,696.5
Retained earnings	827.2	748.9
Accumulated other comprehensive loss	(16.8)	(17.7)
	2,508.3	2,428.2
	$5,011.6	$4,915.5

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$83.3	$84.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	109.7	89.4
Impairment charge	—	5.8
Stock-based compensation expense	13.4	14.1
Provision for deferred income taxes	11.9	14.4
Gain on disposition of property, plant, equipment, and other assets	(8.3)	(5.9)
(Gain) loss on sale of businesses	2.5	(19.5)
(Increase) decrease in other assets	2.3	(4.2)
Increase (decrease) in other liabilities	(3.7)	(9.7)
Other	5.7	(5.7)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(126.3)	(80.6)
(Increase) decrease in inventories	(50.7)	21.9
(Increase) decrease in other current assets	13.4	11.3
Increase (decrease) in accounts payable	60.1	(11.3)
Increase (decrease) in advance billings	(41.8)	(2.3)
Increase (decrease) in accrued liabilities	(11.0)	16.3
Net cash provided by operating activities	60.5	118.8
Investing activities:
Proceeds from disposition of property, plant, equipment, and other assets	10.8	7.4
Proceeds from sale of businesses	—	33.3
Capital expenditures	(61.8)	(102.0)
Cash received (paid) for acquisitions	17.6	(179.9)
Net cash required by investing activities	(33.4)	(241.2)
Financing activities:
Payments to retire debt	(6.6)	(63.4)
Proceeds from issuance of debt	—	200.0
Dividends paid to common stockholders	(5.0)	(4.9)
Purchase of shares to satisfy employee tax on vested stock	(12.4)	(10.4)
Debt issuance costs	(0.7)	—
Net cash (required) provided by financing activities	(24.7)	121.3
Net increase (decrease) in cash and cash equivalents	2.4	(1.1)
Cash and cash equivalents at beginning of period	187.3	104.8
Cash and cash equivalents at end of period	$189.7	$103.7

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in millions)
Net income	$59.7	$45.6	$83.3	$84.8
(Gain) loss on sale of businesses, net of tax	2.1	(9.7)	1.9	(15.0)
Impact of acquisition and divestiture-related expenses, net of tax(1)	0.4	4.3	1.0	6.4
Impairment charge, net of tax	—	4.5	—	4.5
Adjusted Net Income	$62.2	$44.7	$86.2	$80.7

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in dollars per share)
Diluted EPS	$1.22	$0.93	$1.70	$1.74
(Gain) loss on sale of businesses	0.04	(0.20)	0.04	(0.31)
Impact of acquisition and divestiture-related expenses(1)	0.01	0.09	0.02	0.13
Impairment charge	—	0.09	—	0.09
Adjusted Diluted EPS	$1.27	$0.91	$1.76	$1.65

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2025 Guidance
	2025	2024	2025	2024	Low	High
Revenues	$736.9	$664.7	$1,368.9	$1,263.3	$2,850.0	$2,950.0

Net income	59.7	45.6	83.3	84.8	187.2	202.7
Add:
Interest expense, net	27.2	10.7	53.7	17.3	100.0	103.0
Provision for income taxes	10.1	7.6	15.7	15.7	41.1	47.6
Depreciation, depletion, and amortization expense(1)	56.1	46.6	109.7	89.4	225.0	230.0
EBITDA	153.1	110.5	262.4	207.2	553.3	583.3
Add (less):
(Gain) loss on sale of businesses	2.8	(12.5)	2.5	(19.5)	2.5	2.5
Impact of acquisition and divestiture-related expenses(2)	0.5	5.6	1.3	8.4	1.3	1.3
Impairment charge	—	5.8	—	5.8	—	—
Other, net (income) expense	(2.2)	3.3	(2.1)	2.8	(2.1)	(2.1)
Adjusted EBITDA	$154.2	$112.7	$264.1	$204.7	$555.0	$585.0
Adjusted EBITDA Margin	20.9%	17.0%	19.3%	16.2%	19.5%	19.8%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Construction Products
Revenues	$354.5	$276.1	$617.3	$527.3	$1,195.1

Operating Profit	58.6	39.4	76.9	68.2	142.6
Add: Depreciation, depletion, and amortization expense(1)	41.8	29.4	80.4	59.5	155.6
Segment EBITDA	100.4	68.8	157.3	127.7	298.2
Less: Gain on sale of businesses	—	(5.0)	—	(5.0)	—
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.1	—	1.3	10.9
Add: Impairment charge	—	5.8	—	5.8	—
Adjusted Segment EBITDA	$100.4	$69.7	$157.3	$129.8	$309.1
Adjusted Segment EBITDA Margin	28.3%	25.2%	25.5%	24.6%	25.9%

Engineered Structures
Revenues	$293.0	$274.8	$577.8	$506.4	$1,118.7

Operating Profit	42.8	35.1	81.8	61.4	146.8
Add: Depreciation and amortization expense(1)	12.0	12.5	24.7	20.4	49.7
Segment EBITDA	54.8	47.6	106.5	81.8	196.5
Add: Impact of acquisition and divestiture-related expenses(2)	—	1.6	—	1.6	—
Less: Gain on sale of businesses	—	(7.5)	—	(14.5)	—
Adjusted Segment EBITDA	$54.8	$41.7	$106.5	$68.9	$196.5
Adjusted Segment EBITDA Margin	18.7%	15.2%	18.4%	13.6%	17.6%

Transportation Products
Revenues	$89.4	$113.8	$173.8	$229.6	$361.8

Operating Profit	8.8	12.6	22.7	27.2	25.7
Add: Depreciation and amortization expense	1.9	4.1	3.8	8.1	8.3
Segment EBITDA	10.7	16.7	26.5	35.3	34.0
Add: Loss on sale of businesses	2.8	—	2.5	—	24.1
Adjusted Segment EBITDA	$13.5	$16.7	$29.0	$35.3	$58.1
Adjusted Segment EBITDA Margin	15.1%	14.7%	16.7%	15.4%	16.1%

Operating Loss - Corporate	$(15.4)	$(19.9)	$(30.8)	$(36.2)	$(87.5)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	0.5	3.9	1.3	5.5	28.5
Add: Corporate depreciation expense	0.4	0.6	0.8	1.4	1.7
Adjusted EBITDA	$154.2	$112.7	$264.1	$204.7	$506.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	13	arcosa.com

Arcosa, Inc.
Reconciliation of Non-GAAP Measures for Construction Products
(in millions, except per ton amounts)
(unaudited)

“Aggregates Freight-Adjusted Revenues” is defined as aggregates revenues less freight and delivery, which are pass-through activities, and other revenues, which are largely service related. We use this metric to calculate “Aggregates Freight-Adjusted Average Sales Price”, which is Aggregates Freight-Adjusted Revenues divided by shipments. “Aggregates Adjusted Cash Gross Profit” is defined as aggregates gross profit plus depreciation, depletion, and amortization and adjusted for certain items that are not reflective of the normal earnings of our business. “Aggregates Adjusted Cash Gross Profit Per Ton” is Aggregates Adjusted Cash Gross Profit divided by shipments. GAAP does not define these metrics and they should not be considered as alternatives to earnings measures defined by GAAP, including aggregates revenues and aggregates gross profit. We believe that this presentation is consistent with our competitors. These metrics are used by analysts and investors in comparing a company's performance on a consistent basis.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Aggregates
Aggregates revenues	$194.0	$169.7	$359.3	$328.6
Less: Freight and other revenues	(35.3)	(31.5)	(62.5)	(62.6)
Aggregates Freight-Adjusted Revenues	$158.7	$138.2	$296.8	$266.0

Aggregates gross profit	48.2	42.8	82.9	80.4
Add: Depreciation, depletion, and amortization	25.1	17.5	47.2	35.5
Add: Impact of acquisition and divestiture-related expenses	—	0.1	—	1.3
Aggregates Adjusted Cash Gross Profit	$73.3	$60.4	$130.1	$117.2

Aggregates shipments - tons	8.9	8.4	16.6	16.3
Aggregates Freight-Adjusted Average Sales Price	$17.83	$16.45	$17.88	$16.32
Aggregates Adjusted Cash Gross Profit per Ton	$8.24	$7.19	$7.84	$7.19
“Freight-Adjusted Revenues” for Construction Products is defined as segment revenues less freight and delivery, which are pass-through activities. GAAP does not define Freight-Adjusted Revenues and it should not be considered as alternatives to earnings measures defined by GAAP, including revenues. We use Freight-Adjusted Revenues in the review of our operating results. We also believe that this presentation is consistent with our competitors. As a widely used metric by analysts and investors, this metric assists in comparing a company's performance on a consistent basis. “Freight-Adjusted Segment EBITDA Margin” is defined as Freight-Adjusted Revenues divided by Adjusted Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Construction Products
Revenues	$354.5	$276.1	$617.3	$527.3
Less: Freight revenues	(30.3)	(27.1)	(52.5)	(51.0)
Freight-Adjusted Revenues	$324.2	$249.0	$564.8	$476.3

Adjusted Segment EBITDA(1)	$100.4	$69.7	$157.3	$129.8
Adjusted Segment EBITDA Margin(1)	28.3%	25.2%	25.5%	24.6%

Freight-Adjusted Segment EBITDA Margin	31.0%	28.0%	27.9%	27.3%
(1) See Reconciliation of Adjusted Segment EBITDA table.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures net of the proceeds from the disposition of property, plant, equipment, and other assets. We use this metric to assess the liquidity of our consolidated business. We present Free Cash Flow for the convenience of investors who use it in their analysis and for shareholders who need to understand the metric we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Cash provided by operating activities	$61.2	$38.3	$60.5	$118.8
Capital expenditures	(27.8)	(47.6)	(61.8)	(102.0)
Proceeds from disposition of property, plant, equipment, and other assets	5.8	3.2	10.8	7.4
Free Cash Flow	$39.2	$(6.1)	$9.5	$24.2

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

June 30, 2025
Total debt excluding debt issuance costs	$1,700.5
Cash and cash equivalents	189.7
Net Debt	$1,510.8

Adjusted EBITDA (trailing twelve months)(1)	$544.1
Net Debt to Adjusted EBITDA	2.8

(1) Adjusted EBITDA includes an upward pro forma adjustment for Stavola, acquired on October 1, 2024, of $36.4 million, which was Stavola's Adjusted EBITDA for the three months ended September 30, 2024, to reflect the three-month pro forma impact on our Adjusted EBITDA as if the acquisition had occurred on December 31, 2023. Also included is a $1.3 million upward pro forma adjustment to exclude Adjusted EBITDA loss from the steel components business during the period, which was divested on August 16, 2024.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Steel Components and Stavola
(in millions)
(unaudited)

	Three Months Ended June 30,	Six Months Ended June 30,
	2024	2024
Steel Components
Operating Profit	$2.0	$4.5
Add: Depreciation and amortization expense	2.4	4.8
Steel Components EBITDA	4.4	9.3
Steel Components Adjusted EBITDA	$4.4	$9.3

	Three Months Ended June 30,	Six Months Ended June 30,
	2025	2025
Stavola
Operating Profit	$22.9	$11.9
Add: Depreciation, depletion, and amortization expense	12.3	21.3
Stavola EBITDA	35.2	33.2
Stavola Adjusted EBITDA	$35.2	$33.2

972.942.6500	16	arcosa.com